Exhibit 10.6

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is entered into between Evommune, Inc., a Delaware corporation (the “Company”), and Eugene A. Bauer, an individual with a residence at *** (“Employee”). Each of Company and Employee a “Party” and collectively, the “Parties”. This Agreement shall be effective as of November 1, 2024 (the “Effective Date”), and except with respect to any equity or equity-based or linked award agreements outstanding as of the Effective Date, supersedes in all respects all prior agreements between Employee and the Company regarding the subject matter herein, including without limitation (i) that certain letter agreement between Employee and the Company dated May 20, 2022 (the “Letter Agreement”), and (ii) any other offer letter, employment agreement or severance agreement.

WHEREAS, the Company desires to continue to employ Employee and Employee desires to continue to be employed by the Company on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.

Employment. Employee shall continue to be employed as Chief Medical Officer, and shall have the duties, responsibilities and authority as may from time to time be assigned by the Company’s Chief Executive Officer (the “CEO”) and/or the Board of Directors of the Company (the “Board”), that are consistent with such positions in a company of the size and nature of the Company. Employee will report to the CEO and the Board. Employee agrees while they are employed by the Company to devote their full business time and attention to the activities of the Company and to not engage in other employment which could constitute a conflict of interest or otherwise materially interfere with their obligations or the performance of their duties to the Company as provided in this Agreement. Employee agrees to perform their duties hereunder diligently and to use their best efforts, skill and ability to promote the interests of the Company and its affiliates.

2.

Term. The term of Employee’s employment pursuant to the terms and conditions of this Agreement shall be effective as of the Effective Date and shall continue until terminated by either Party in accordance with Section 5 hereof (the “Term”).

3.

At-Will Employment. The nature of the employment relationship between Employee and the Company shall continue to be “at-will” and may be terminated at any time by either Employee or the Company upon notice to the other, for any or no reason, subject to the terms of Section 5. In addition, the Company reserves the right to modify Employee’s compensation, position, duties or reporting relationship at any time to meet business needs. Employee acknowledges that nothing in this Agreement, or in any written or unwritten policies of the Company, including the Company’s employee handbook, changes the at-will status of Employee’s employment.

4.	Compensation and Benefits

a)

Base Salary. Employee’s annual base salary shall be $470,000, paid in accordance with the Company’s normal payroll schedule, procedures and policies (which schedule, procedures and policies may be modified from time to time) and subject to applicable deductions as required by law and elected by Employee. The base salary in effect at any given time is referred to herein as “Base Salary.” The Company shall review Employee’s salary on an annual basis and may, in its discretion, consider and declare from time to time increases in the Base Salary that it pays Employee.

b)

Equity Incentives: Employee will be eligible to receive equity-based awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or a committee of the Board shall determine in its discretion whether Employee shall be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time. Any such equity awards may be subject to accelerated vesting in accordance with this Agreement. The terms of any option awards granted to Employee on or after the Effective Date will provide that if Employee is involuntarily terminated without Cause (as defined in this Agreement) or if Employee terminates their employment with Good Reason (as defined in this Agreement), then Employee will be eligible to exercise any options that have vested as of the termination date until the earlier of: (i) the second anniversary of the termination date, and (ii) the date the options would otherwise expire pursuant to their terms.

c)

Discretionary Bonus. Employee will be eligible for an annual (calendar year) target bonus of 40% of the Base Salary (the “Target Bonus”), based on Company performance and Employee performance. The evaluation of both Company performance and Employee performance, and the amount of any bonus awarded hereunder (the “Discretionary Bonus”), will be at the discretion of the Board’s Compensation Committee, and no bonus or amount of bonus is guaranteed. The Company shall review Employee’s Target Bonus percentage on an annual basis and may, in its discretion, consider and declare from time to time increases in the Target Bonus percentage, including with potential individual performance modifiers, that it pays Employee. Subject to the provisions of Section 5 of this Agreement, Employee must be employed on the date the bonus is paid in order to receive any Discretionary Bonus described hereunder.

d)

Benefits. Employee will be entitled to coverage under or participation in all benefit plans provided to members of executive management of the Company. The Company may, in its sole discretion, at any time amend or terminate its benefit plans. Employee shall be entitled to participate in the Company’s flexible paid time off offerings, in accordance with the Company’s then-current policies.

e)

Expenses. Employee shall be entitled to receive prompt reimbursement for all reasonable and documented out-of-pocket business expenses incurred by Employee during the course of employment in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company.

5.	Termination

a)

Death or Disability. Employee’s employment hereunder shall terminate immediately upon their death or upon 30 days written notice by the Company to Employee that Employee’s employment has been terminated due to Employee’s Disability. For the purposes of this Agreement, “Disability” shall mean upon the earlier of: (i) the date Employee becomes entitled to receive disability benefits under the Company’s long-term disability plan; or (ii) Employee’s inability due to physical or mental disability to perform the essential functions of Employee’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of one hundred eighty (180) days (which need not be consecutive) in any twelve (12)-month period. Nothing in this Section 5(a) shall be construed to waive Employee’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

b)

Termination for Cause. Employee’s employment with the Company may be terminated by the CEO or the Board immediately for Cause. In this context the term “Cause” shall mean: (i) Employee’s conviction of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (ii) any material misconduct by Employee with respect to the Company, any affiliate of the Company, or any of their respective employees, customers, clients, business partners or suppliers; (iii) in carrying out their duties and responsibilities set forth herein, refusal, neglect or failure by Employee to carry out, in all material respects, the legal instructions of the CEO or the Board; (iv) a material breach by Employee of any of the provisions contained in this Agreement, or in any material agreement between the Parties; or (v) Employee’s failure to comply in all material respects with the internal policies or procedures of the Company or its affiliates, or any laws or regulations applicable to Employee’s conduct as an employee of the Company; which in each case of clauses (ii) to (v) above, remains uncured by Employee for ten (10) days following receipt by Employee of written notice of same, which notice shall include reasonable detail as to the nature of the potential resulting Cause. However, no notice and opportunity to cure shall be required in the event of conduct by Employee that the Company reasonably believes cannot be adequately cured.

c)	Termination Without Cause. Employee’s employment may be terminated by the CEO or the Board without Cause, at any time, without prior notice.

d)

Resignation by Employee for Good Reason. Employee may resign from their employment hereunder at any time for Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean any of the following “Good Reason Conditions”: (i) a material adverse change in Employee’s function, duties or responsibilities, which change would cause Employee’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1 above, it being expressly understood that a Change in Control (as defined below) would result in a material adverse change in Employee’s function, duties and responsibilities; (ii) a material diminution in Employee’s Base Salary; or (iii) a change in the geographic location at which Employee provides services to the Company by the Company which increases Employee’s one-way commuting distance more than 50 miles. In the case of clauses (i) to (iii) above, Employee may resign for Good Reason only to the extent they have complied with the Good Reason Process. “Good Reason Process” shall mean that (A) Employee reasonably determines in good faith that a Good Reason Condition has occurred; (B) Employee notifies the Company in writing of the first occurrence of the Good Reason Condition within sixty (60) days of the first occurrence of such Good Reason Condition; (C) Employee cooperates in good faith with the Company’s efforts, for a period not less than ten (10) days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (D) notwithstanding such efforts, the Good Reason Condition continues to exist; and (E) Employee terminates their employment within ten (10) days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

“Change in Control” shall mean (i) the acquisition (other than from the Company) by any Person, as defined herein, of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act of 1934, as amended) of more than 50% of (A) the then outstanding shares of the securities of the Company, or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Company Voting Stock”); (ii) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; (iii) the effective time of any merger, share exchange, consolidation, or other business combination involving the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Company Voting Stock; in each case provided, however, that such transaction constitutes a “change in control event” as described in Section 409A of the Code. For purposes of this definition, a “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of 1934, as amended, other than: employee benefit plans sponsored or maintained by the Company and by entities controlled by the Company or an underwriter of the Common Stock in a registered public offering. The Board will determine whether multiple events are related and to be treated in the aggregate as a single Change in Control, and its determination will be final, binding and conclusive.

e)

Resignation by Employee Without Good Reason. Employee may resign from his employment hereunder without Good Reason at any time upon written notice to the Company. Following any such notice, the Company may unilaterally accelerate the employment termination date or reduce or remove any and all of Employee’s duties, authority or responsibilities with the Company, and any such acceleration, reduction or removal shall not constitute Good Reason.

f)	Effect of Termination.

i.

Termination For Cause or due to Death, Disability or Resignation without Good Reason. In the event that Employee’s employment hereunder is terminated for Cause, due to Employee’s death or Disability or Employee resigns without Good Reason, the Company shall pay Employee (i) their Base Salary through the date of such termination, any unreimbursed business expense (in accordance with Company policy), on or before the time required by law; and (ii) any vested benefits Employee may have under any employee benefit plan of the Company through such date of termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).

ii.

Termination Without Cause or for Good Reason (not in connection with Change in Control). In the event that Employee’s employment hereunder is terminated without Cause, or Employee resigns with Good Reason for any reason other than clause (iv) of the definition of Good Reason, then the Company shall pay Employee their Accrued Benefit. In addition, subject to Employee signing a separation and general release agreement in a form and manner satisfactory to the Company (the “Release Agreement”), the Release Agreement becoming irrevocable, and fully effective all within sixty (60) days after the date of termination, and Employee not breaching any of their post-employment contractual obligations to the Company, the Company will provide Employee the following severance benefits:

(A)

The Company shall pay Employee severance in an amount equal to (x) twelve (12) months of their then-current Base Salary plus (y) an amount equal to the greater of (1) the full amount of their Target Bonus for the calendar year in which the termination of employment occurs and (2) the average annual bonus paid to Employee over the three (3) calendar years ending prior to the year in which such termination of employment occurs (collectively, the “Severance”). This Severance will be combined together and paid in equal installments, and in accordance with the Company’s regular payroll schedule, and subject to required withholdings, over the one-year period following the date of termination of employment, provided, however, that the first payment shall be made on the date that is sixty (60) days following the date of termination and such payment shall include all installments that would have been payable during such sixty (60) day period following termination but for the delay of such first payment, and the remaining installments shall be paid in accordance with the Company’s regular payroll schedule thereafter through the end of such one-year period;

(B)

Subject to Employee’s timely election of continuation coverage under COBRA, the Company will continue payment of Employee’s medical, dental and vision insurance coverage during the twelve (12) month period following the first day of the month following the date of termination or resignation (the “Coverage Period”) to the same extent that the Company paid for such coverage immediately prior to the date of termination or resignation, in a manner intended to avoid any excise tax under Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”), subject to the eligibility requirements and other terms and conditions of such insurance coverage, provided that in the event Employee becomes employed by another entity or individual (and not self-employed) during that one-year period, they will so notify the Company, and such employment will end the Company’s obligation to continued payments for medical, dental, and vision insurance coverage; and

(C)

Each equity incentive award granted by the Company to Employee that is then outstanding, or any other then outstanding equity incentive award granted to Employee under any successor plan or otherwise (each an “Award” and, collectively the “Awards”), including Awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and vest in full as of the date of such termination and, if applicable, become exercisable (with any such Awards subject to vesting based on satisfaction of performance criteria vesting at target). For purposes of this Section 5(f)(ii), the unvested portion of Awards will remain in effect for no less than three months in the case of a termination, but in any case no longer than the original term or expiration date of the Award. The provision of accelerated vesting hereunder is subject to a valid and fully effective comprehensive release of claims that can no longer be revoked as set forth in this Section 5(f)(ii) above. This Section 5(f)(ii)(C) is in addition to, and is not intended to supersede or replace, any other provision for accelerated vesting of equity under the Plan, an Award or otherwise.

iii.

Termination Without Cause or for Good Reason Upon or Following a Change in Control. In the event that Employee’s employment hereunder is terminated without Cause, or Employee resigns with Good Reason, in either case during the three (3) months prior to, as of, or within twelve (12) months following the effective date of a Change in Control, then, in lieu of the Severance and insurance continuation coverage described in Section 5(f)(ii) above and subject to Employee signing a Release Agreement, the Release Agreement becoming irrevocable, and fully effective all within sixty (60) days after the date of termination, and Employee not breaching any of their post-employment contractual obligations to the Company, the Company will provide Employee the following severance benefits:

(A)

The Company shall pay to Employee, as severance, a lump sum equal to one and a half (1.5) times the sum of (x) the then-current Base Salary plus (y) the greater of (i) the Target Bonus for the calendar year of termination and (ii) the average annual bonus paid to Employee over the three (3) calendar years ending prior to the year in which such termination of employment occurs, minus any amounts paid pursuant to Section 5(f)(ii)(A) to the extent such payments commenced prior to such termination of employment, with payment of such lump sum on the sixtieth (60th) day following termination of employment;

(B)

The Company shall increase the Coverage Period set forth in Section 5(f)(ii)(B) from twelve (12) months to twenty-four (24) months or until the date Employee becomes eligible for health insurance coverage from a new employer (excluding self-employment), if earlier, provided that Employee remains eligible for these benefits under COBRA and provided further that, if at any time the Company determines in its reasonable discretion that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then the payments in this clause (ii) shall cease; and

(C)

Each Award that is then outstanding, including Awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and vest in full as of the date of such termination and, if applicable, become exercisable (with any such Awards subject to vesting based on satisfaction of performance criteria vesting at target). In the case of the consummation of a Change in Control in which an outstanding Award is not continued, assumed or substituted for by the Company or the acquiror or any of its affiliates as part of such Change in Control transaction, then such Award will become fully vested and exercisable on or immediately prior to the closing date of the Change in Control, whether Employee terminates employment or not. For purposes of this Section 5(f)(iii), the unvested portion of Awards will remain in effect for no less than three months in the case of a termination occurring before a Change in Control, but in any case no longer than the original term or expiration date of the Award. The provision of accelerated vesting hereunder is subject to a valid and fully effective comprehensive release of claims that can no longer be revoked as set forth in Section 5(f)(iii) above. This Section 5(f)(iii)(C) is in addition to, and is not intended to supersede or replace, any other provision for accelerated vesting of equity under the Plan, an Award or otherwise.

In no event shall Employee be eligible to receive severance and payments pursuant to both Sections 5(f)(ii) and 5(f)(iii) of this Agreement.

g)	Excise Tax Adjustment.

i.

If any payment or benefit Employee will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

ii.

Notwithstanding any provision of this Section 5(g) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

iii.

Unless Employee and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 5(g). The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Employee and the Company within fifteen (15) calendar days after the date on which Employee’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Employee or the Company) or such other time as requested by Employee or the Company.

iv.

If Employee receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 5(g)(i) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Employee agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 6.8(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 5(g(i), Employee shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

6.

Confidentiality and Proprietary Rights. As a condition of continued employment and in consideration of the benefits set forth herein, Employee agrees to continue to abide by the previously executed Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

7.	Miscellaneous

a)	Governing Law. This Agreement will be governed by the laws of the State of Missouri without regard to conflict of laws principles.

b)

Arbitration. Except as otherwise required by law, any dispute, claim, question or controversy arising under or relating to this letter, Employee’s employment with the Company or the termination thereof shall be resolved pursuant to the Arbitration Agreement attached hereto as Exhibit B.

c)

Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by email (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers of the Company and Employee as set forth in the records of the Company.

d)

Section Headings: Construction. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word -including” does not limit the preceding words or terms.

e)

Amendments; Entire Agreement; Severability; Successors and Assigns. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the Party against which enforcement of such change, waiver, discharge or termination is sought. This Agreement, together with Exhibits A and B and any indemnification agreement entered into with the Company by Employee embodies the entire agreement and the understanding among the Parties, superseding all prior agreements and understandings relating to the subject matter hereof, including the Letter Agreement, but with the exception of any equity or equity-based or linked award agreements outstanding as of the Effective Date, and any Company employee benefit plan outstanding as of the Effective Date. Employee understands and agrees that this Agreement shall govern their employment with the Company and its related entities, and shall supersede in its entirety any other form of agreement, written or oral, relating to Employee’s employment with the Company, except for the agreements and plans set forth in the preceding sentence. If any provision of this Agreement shall be held illegal, invalid or unenforceable, in whole or in part, such provision shall be modified to the minimum extent necessary to make it legal, valid and enforceable, and the legality, validity and enforceability of the remaining provisions shall not be affected thereby. This Agreement shall be binding upon the Company’s successors and assigns.

f)

Representations. Employee represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound, (ii) Employee has had the opportunity to review the Agreement with counsel, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms.

g)

Cooperation. Following termination of employment with the Company for any reason, Employee shall cooperate with the Company, as requested by the Company, to effect a transition of Employee’s responsibilities and to ensure that the Company is aware of all matters being handled by Employee. Employee will be compensated at a reasonable rate for such cooperation, to be determined by the Parties in good faith at that time.

h)	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

i)

Section 409A and Taxes. All forms of compensation paid to Employee by the Company, including any payments made pursuant to this Agreement, are subject to reduction (or payment by Employee, to the extent that additional amounts are required) to reflect applicable withholding and payroll taxes and other applicable deductions. Employee agrees that the Company does not have a duty to design its compensation policies in a manner that minimizes his tax liabilities, and Employee will not make any claim against the Company related to tax liabilities arising from his compensation. The payments and benefits under this Agreement are intended, and will be construed, to be exempt from or comply with Section 409A; provided, however, that nothing in this Agreement shall be construed or interpreted to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from Employee to the Company or to any other entity or person. Any payment to Employee under this Agreement that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A. To the extent the period during which Employee may review and execute a Release Agreement begins in one taxable year and ends in a second taxable year, to the extent required to comply with Section 409A, any payments subject to Section 409A will not be made or commence until the second taxable year. If, upon separation from service, Employee is a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section

409A and triggered by a separation from service and would otherwise be paid within six months after Employee’s separation from service will instead be paid in the seventh month following such separation from service or, if earlier, upon Employee’s death (to the extent required by Section 409A(a)(2)(B)(i)). Each installment of severance pay or compensation hereunder is considered a separate payment for purposes of Section 409A. Any taxable reimbursement due under the terms of this Agreement shall be paid no later than December 31 of the year after the year in which the expense is incurred, and all taxable reimbursements and in-kind benefits shall be provided in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv). The Parties agree that if necessary to avoid non-compliance with Section 409A, they will cooperate in good faith to modify the terms of this Agreement or any applicable equity award, provided, that such modification shall endeavor to maintain the economic intent of this Agreement or any such equity award.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first written above.

EVOMMUNE, INC.

By:	/s/ Luis Peña
Luis Peña
Chief Executive Officer

Date:	10/25/2024

/s/ Eugene A. Bauer
Eugene A. Bauer

Date: 10/25/2024

Exhibit A

EVOMMUNE, INC.

EMPLOYEE INVENTIONS AND PROPRIETARY INFORMATION AGREEMENT

The following agreement (the “Agreement”) between Evommune, Inc., a Delaware corporation (the “Company”), and the individual identified on the signature page to this Agreement (“Employee” or “I”) is effective as of the first day of Employee’s employment by the Company and confirms and memorializes the agreement that (regardless of the execution date hereof) the Company and I have had since the commencement of my employment (which term, for purposes of this Agreement, shall be deemed to include any relationship of service to the Company that I may have had prior to actually becoming an employee). I acknowledge that this Agreement is a material part of the consideration for my employment or continued employment by the Company. In exchange for the foregoing and for other good and valuable consideration, including my access to and use of the Company’s Inventions (defined below) and Proprietary Information (defined below) for performance of my employment, training and/or receipt of certain other valuable consideration, the parties agree as follows:

1. No Conflicts. I have not made, and agree not to make, any agreement, oral or written, that is in conflict with this Agreement or my employment with the Company. I will not violate any agreement with, or the rights of, any third party. When acting within the scope of my employment (or otherwise on behalf of the Company), I will not use or disclose my own or any third party’s confidential information or intellectual property (collectively, “Restricted Materials”), except as expressly authorized by the Company in writing. Further, I have not retained anything containing or reflecting any confidential information or intellectual property of a prior employer or other third party, whether or not created by me.

2. Inventions.

a. Definitions. “Company Interest” means any of the Company’s current and anticipated business, research and development, as well as any product, service, other Invention or Intellectual Property Rights (defined below) that is sold, leased, used, licensed, provided, proposed, under consideration or under development by the Company. “Intellectual Property Rights” means any and all patent rights, copyright rights, trademark rights, mask work rights, trade secret rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world (including any application therefor and any rights to apply therefor, as well as all rights to pursue remedies for infringement or violation thereof). “Invention” means any idea, concept, discovery, learning, invention, development, research, technology, work of authorship, trade secret, software, firmware, content, audio-visual material, tool, process, technique, know-how, data, plan, device, apparatus, specification, design, prototype, circuit, layout, mask work, algorithm, program, code, documentation or other material or information, tangible or intangible, and all versions, modifications, enhancements and derivative works thereof, whether or not it may be patented, copyrighted, trademarked or otherwise protected.

b. Assignment. The Company shall own, and I hereby assign and agree to assign, all right, title and interest in and to all Inventions (including all Intellectual Property Rights therein, related thereto or embodied therein) that are collected, made, conceived, developed, reduced to practice or set out in any tangible medium of expression or otherwise created, in whole or in part (collectively, “Created”), by me during the term of my employment with the Company that either (i) arise out of any use of the Company’s facilities, equipment, Proprietary Information or other assets (collectively, “Company Assets”) or any research or other activity conducted by, for or under the direction of the

Company (whether or not conducted (A) at the Company’s facilities; (B) during working hours or (C) using Company Assets), or (ii) are useful with or in or relate directly or indirectly to any Company Interest. I will promptly disclose and provide all of the foregoing Inventions (the “Assigned Inventions”) to the Company. However, the foregoing does not purport to assign to the Company (and Assigned Inventions shall not include) any Invention that: (1) by law (including, without limitation, the applicable statutory provision for my state of employment set forth in Appendix A, if any) I cannot be required to so assign; or (2) otherwise meets all of the following requirements: (I) the Invention is Created entirely on my own time; (II) the Invention is Created entirely without use of any Company Assets and (III) the Invention is not useful with or related to any Company Interest. Nevertheless, if I believe any Invention Created by me during the term of my employment is not within the definition of Assigned Inventions, I will nevertheless disclose it to the Company so that the Company may make its assessment.

c. Assurances. I hereby make and agree to make all assignments to the Company necessary to effectuate and accomplish the Company’s ownership in and to all Assigned Inventions. I will further assist the Company, at its expense, to evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint the Company and its officers as my agents and attorneys-in-fact, coupled with an interest, to act for and on my behalf to execute and file any document and to perform all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me.

d. Other Inventions. If (i) I use or disclose any Restricted Materials when acting within the scope of my employment (or otherwise to or on behalf of the Company) or (ii) any Assigned Invention cannot be fully made, used, reproduced, sold, distributed, modified, commercialized or otherwise exploited (collectively, “Exploited”) without using, misappropriating, infringing or violating any Restricted Materials, I hereby grant and agree to grant to the Company a perpetual, irrevocable, worldwide, fully paid-up, royalty-free, non-exclusive, assignable, transferable, sublicensable right and license to use, disclose, fully Exploit and exercise all rights in such Restricted Materials and all Intellectual Property Rights embodied therein or related thereto. I will not use or disclose any Restricted Materials for which I am not fully authorized to grant the foregoing license.

e. Moral Rights. To the extent allowed by applicable law, the terms of this Section 2 include all rights of paternity, integrity, disclosure, withdrawal and any other rights that may be known or referred to as moral rights, artist’s rights, droit moral or the like (collectively, “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by the Company, and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratification, consent or agreement from time to time as requested by the Company. Furthermore, I agree that notwithstanding any rights of publicity, privacy or otherwise (whether or not statutory) anywhere in the world and without any further compensation, the Company may and is hereby authorized to use my name, likeness and voice in connection with promotion of its business, products and services, and to allow others to do the same.

3. Proprietary Information.

a. Definition; Restrictions on Use. I agree that all Assigned Inventions (and all other financial, business, legal and technical information regarding or relevant to any Company Interest that is not generally publicly known), including the identity of and any other information relating to the Company’s employees, Affiliates and Business Partners (as such terms are defined below), that I develop, learn or obtain during my employment or that are received by or for the Company in confidence, constitute “Proprietary Information.” I will hold in strict confidence and not directly or indirectly disclose or use any Proprietary Information, except as required within the scope of my employment. My obligation of nondisclosure and nonuse of Proprietary Information under this Section shall continue until I can document that it is or becomes readily generally available to the public without restriction through no fault of mine (understanding that breach of this Agreement would be such a fault) or, if a court requires a shorter duration, then the maximum time allowable by law will control. Furthermore, I understand that this Agreement does not affect my immunity under 18 USC Sections 1833(b) (1) or (2), which read as follows:

(1)

An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2)

An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

b. Upon Termination. Upon termination of my employment (for any or no reason, whether voluntary or involuntary), I will promptly identify and, as directed by the Company, destroy, delete or return to the Company all items containing or embodying Proprietary Information (including all original or copies of content, whether in electronic or hard-copy form), except that I may keep my personal copies of (i) my compensation records; (ii) materials distributed to shareholders generally and (iii) this Agreement.

c. Company Systems. I also recognize and agree that I have no expectation of privacy with respect to the Company’s networks, telecommunications systems or information processing systems (including, without limitation, stored computer files, email messages and voicemail messages or other devices (including personal devices)) in which Company Proprietary Information resides, is stored or is passed through (collectively, “Company Systems”), and in order to ensure compliance with work rules and safety concerns, the Company or its agents may monitor, at any time and without further notice to me, any Company Systems and any of my activity, files or messages on or using any Company Systems, regardless of whether such activity occurs on equipment owned by me or the Company. I further agree that any property situated on the Company’s premises and owned, leased or otherwise possessed by the Company, including computers, computer files, email, voicemail, storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I understand and acknowledge that (A) any such searches or monitoring efforts are not formal accusations of wrongdoing but rather part of the procedure of an investigation and (B) refusal to consent to such a search may be grounds for discipline.

4. Restricted Activities. For the purposes of this Section 4, the term “the Company” includes the Company and all other persons or entities that control, are controlled by or are under common control with the Company (“Affiliates”) and for whom Employee performed responsibilities or about whom Employee has Proprietary Information.

a. Definitions. “Competitive Activities” means any direct or indirect non-Company activity (i) that is the same or substantially similar to Employee’s responsibilities for the Company that relates to, is substantially similar to, or competes with the Company (or its demonstrably planned interests) at the time of Employee’s termination from the Company; or (ii) involving the use or disclosure, or the likelihood of the use or disclosure, of Proprietary Information. Competitive Activities do not include being a holder of less than one percent (1%) of the outstanding equity of a public company. “Business Partner” means any past (i.e., within the twelve (12) months preceding Employee’s termination from the Company), present or prospective (i.e., actively pursued by the Company within the twelve (12) months preceding Employee’s termination from the Company) customer, vendor, supplier, distributor or other business partner of the Company with whom Employee comes into contact during Employee’s employment with the Company or about whom Employee had knowledge by reason of Employee’s relationship with the Company or because of Employee’s access to Proprietary Information. “Cause” means to recruit, employ, retain or otherwise solicit, induce or influence, or to attempt to do so (provided that if I am a resident of California, “Cause” means to recruit, or otherwise solicit, induce or influence, or to attempt to do so). “Solicit”, with respect to Business Partners, means to (A) service, take orders from or solicit the business or patronage of any Business Partner for Employee or any other person or entity, (B) divert, entice or otherwise take away from the Company the business or patronage of any Business Partner, or to attempt to do so, or (C) solicit, induce or encourage any Business Partner to terminate or reduce its relationship with the Company.

b. Acknowledgments.

i. I acknowledge and agree that (A) the Company’s business is highly competitive; (B) secrecy of the Proprietary Information is of the utmost importance to the Company, and I will learn and use Proprietary Information in the course of performing my work for the Company and (C) my position may require me to establish goodwill with Business Partners and employees on behalf of the Company and such goodwill is extremely important to the Company’s success, and the Company has made substantial investments to develop its business interests and goodwill.

ii. I agree that the limitations as to time, geographical area and scope of activity to be restrained in this Section 4 are coextensive with the Company’s footprint and my performance of responsibilities for the Company and are therefore reasonable and not greater than necessary to protect the goodwill or other business interests of the Company. I further agree that such investments are worthy of protection and that the Company’s need for protection afforded by this Section 4 is greater than any hardship I may experience by complying with its terms.

iii. I acknowledge that my violation or attempted violation of the agreements in this Section 4 will cause irreparable damage to the Company or its Affiliates, and I therefore agree that the Company shall be entitled as a matter of right to an injunction out of any court of competent jurisdiction, restraining any violation or further violation of such agreements by me or others acting on my behalf. The Company’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity.

iv. Although the parties believe that the limitations as to time, geographical area and scope of activity contained herein are reasonable and do not impose a greater restraint than necessary to protect the goodwill or other business interests of the Company, if it is judicially determined otherwise, the limitations shall be reformed to the extent necessary to make them reasonable and not to impose a restraint that is greater than necessary to protect the goodwill or other business interests of the Company.

v. In any such case, the Company and I agree that the remaining provisions of this Section 4 shall be valid and binding as though any invalid or unenforceable provision had not been included.

c. As an Employee. During my employment with the Company, I will not directly or indirectly: (i) Cause any person to cease or reduce their services (as an employee or otherwise) to the Company (other than terminating subordinate employees in the course of my duties for the Company); (ii) Solicit any Business Partner; (iii) act in any capacity in or with respect to any commercial activity which competes, or is reasonably likely to compete, with any business that the Company conducts, proposes to conduct or demonstrably anticipates conducting, at any time during my employment with the Company or (iv) enter into in an employment, consulting or other similar relationship with another person or entity that requires a significant time commitment without the prior written consent of the Company.

d. After Termination. For the period of twelve (12) months immediately following my termination of employment with the Company (for any or no reason, whether voluntary or involuntary), I will not directly or indirectly: (i) Cause any person to cease or reduce their services (as an employee or otherwise) to the Company; or (ii) unless I am a resident of California (A) Solicit any Business Partner or (B) engage in any Competitive Activities (I) anywhere the Company offers its services or has customers during my employment with the Company or where my use or disclosure of Proprietary Information could materially disadvantage the Company regardless of my physical location; or (II) anywhere the Company offers its services or has customers and where I have responsibility for the Company or (III) anywhere within a fifty (50) mile radius of any physical location I work for the Company. The foregoing timeframes shall be increased by the period of time beginning from the commencement of any violation of the foregoing provisions until such time as I have cured such violation.

5. Employment at Will. I agree that this Agreement is not an employment contract for any particular term. I have the right to resign and the Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. This Agreement does not purport to set forth all of the terms and conditions of my employment, and as an employee of the Company, I have obligations to the Company which are not described in this Agreement. However, the terms of this Agreement govern over any such terms that are inconsistent with this Agreement, and supersede the terms of any similar form that I may have previously signed. This Agreement can only be changed by a subsequent written agreement signed by the Chief Executive Officer or President of the Company, or an officer designee authorized in writing by the foregoing or the Company’s Board of Directors.

6. Protected Activity Not Prohibited. I understand that nothing in this Agreement limits or prohibits me from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the National Labor Relations Board, the state division of human rights, a local commission on human rights, or law enforcement (“Government Agencies”), or from communicating with my attorney, including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, in making any such disclosures or communications, I agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Proprietary Information to any parties other than the Government Agencies or my attorney.

7. Survival. I agree that any change or changes in my employment title, duties, compensation, or equity interest after the signing of this Agreement shall not affect the validity or scope of this Agreement. I agree that the terms of this Agreement, and any obligations I have hereunder, shall continue in effect after termination of my employment, regardless of the reason, and whether such termination is voluntary or involuntary, and that the

Company is entitled to communicate my obligations under this Agreement to any of my potential or future employers. I will provide a copy of this Agreement to any potential or future employers of mine, so that they are aware of my obligations hereunder. This Agreement, and any obligations I have hereunder, also shall be binding upon my heirs, executors, assigns and administrators, and shall inure to the benefit of the Company, its Affiliates, successors and assigns. This Agreement and any rights and obligations of the Company hereunder may be freely assigned and transferred by the Company, in whole or part, to any third party.

8. Miscellaneous. Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of Delaware (provided that if I am a resident of California, any disputes shall be resolved in accordance with the laws of the State of California), without regard to the conflict of laws provisions thereof. Any legal action or proceeding relating to this Agreement shall be brought exclusively in the state or federal courts located in or with jurisdiction over San Francisco

County, California, and each party consents to the jurisdiction thereof; however, the Company may seek injunctive relief and specific performance in any court of competent jurisdiction. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. Unless expressly provided otherwise, each right and remedy in this Agreement is in addition to any other right or remedy, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy. If one or more provisions of this Agreement is held to be illegal or unenforceable under applicable law, such illegal or unenforceable portion shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable. I acknowledge and agree that any breach or threatened breach of this Agreement will cause irreparable harm to the Company for which damages would not be an adequate remedy, and, therefore, the Company is entitled to injunctive relief with respect thereto (without the necessity of posting any bond) in addition to any other remedies.

— Signature Page Follows —

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, WITH THE UNDERSTANDING THAT I EITHER (1) HAVE RETAINED A COPY OF THIS AGREEMENT OR (2) MAY REQUEST A COPY OF THIS AGREEMENT FROM THE COMPANY AT ANY TIME.

EVOMMUNE, INC.		EMPLOYEE

By:	Luis Peña	By:	Eugene Bauer
Name:	LUIS PEÑA	Name:	EUGENE BAUER
Title:	PRESIDENT	Address:	248 RIVIERA DRIVE
SAN RAFAEL, CA 94901

Dated:	5/6/2020	Dated:	5/6/2020

SIGNATURE PAGE TO EVOMMUNE, INC. EMPLOYEE INVENTIONS AND PROPRIETARY INFORMATION AGREEMENT

Appendix A

If I am employed by the Company in the State of California, the following provision applies:

CALIFORNIA LABOR CODE § 2870

Inventions Made by an Employee

(a)

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for his employer.

(b)

To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

If I am employed by the Company in the State of Delaware, the following provision applies:

DELAWARE CODE, TITLE 19 § 805

Employee’s right to certain inventions.

Any provision in an employment agreement which provides that the employee shall assign or offer to assign any of the employee’s rights in an invention to the employee’s employer shall not apply to an invention that the employee developed entirely on the employee’s own time without using the employer’s equipment, supplies, facility or trade secret information, except for those inventions that: (1) relate to the employer’s business or actual or demonstrably anticipated research or development, or (2) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. An employer may not require a provision of an employment agreement made unenforceable under this section as a condition of employment or continued employment.

If I am employed by the Company in the State of Illinois, the following provision applies:

ILLINOIS COMPILED STATUTES 765 § 1060/2

Employee rights to inventions - conditions.

(1)

A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this State and is to that extent void and unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this subsection.

(2)

An employer shall not require a provision made void and unenforceable by subsection (1) of this Section as a condition of employment or continuing employment. This Act shall not preempt existing common law applicable to any shop rights of employers with respect to employees who have not signed an employment agreement.

(3)

If an employment agreement entered into after January 1, 1984, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

If I am employed by the Company in the State of Kansas, the following provision applies:

KANSAS CODE § 44-130

Employment agreements assigning employee rights in inventions to employer; restrictions; certain provisions void; notice and disclosure.

(a)

Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facilities or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless:

(1)	The invention relates to the business of the employer or to the employer’s actual or demonstrably anticipated research or development; or

(2)	the invention results from any work performed by the employee for the employer.

(b)

Any provision in an employment agreement which purports to apply to an invention which it is prohibited from applying to under subsection (a), is to that extent against the public policy of this state and is to that extent void and unenforceable. No employer shall require a provision made void and unenforceable by this section as a condition of employment or continuing employment.

(c)

If an employment agreement contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer shall provide, at the time the agreement is made, a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless:

(1)	The invention relates directly to the business of the employer or to the employer’s actual or demonstrably anticipated research or development; or

(2)	the invention results from any work performed by the employee for the employer.

(d)

Even though the employee meets the burden of proving the conditions specified in this section, the employee shall disclose, at the time of employment or thereafter, all inventions being developed by the employee, for the purpose of determining employer and employee rights in an invention.

If I am employed by the Company in the State of Minnesota, the following provision applies:

MINNESOTA STATUTES § 181.78

Agreements; Terms Relating to Inventions.

Subdivision 1. Inventions not related to employment. — Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

Subdivision 2. Effect of subdivision 1. — No employer shall require a provision made void and unenforceable by subdivision 1 as a condition of employment or continuing employment.

Subdivision 3. Notice to employee. — If an employment agreement entered into after August 1, 1977 contains a provision requiring the employee to assign or offer to assign any of the employee’s rights in any invention to an employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer.

If I am employed by the Company in the State of New Jersey, the following provision applies:

NEW JERSEY STATUTES § 34:1B-265

Employee rights to certain inventions.

Any provision in an employment contract between an employee and employer, which provides that the employee shall assign or offer to assign any of the employee’s rights to an invention to that employer, shall not apply to an invention that the employee develops entirely on the employee’s own time, and without using the employer’s equipment, supplies, facilities or information, including any trade secret information, except for those inventions that: (a) relate to the employer’s business or actual or demonstrably anticipated research or development; or (b) result from any work performed by the employee on behalf of the employer.

If I am employed by the Company in the State of North Carolina, the following provision applies:

NORTH CAROLINA GENERAL STATUTES § 66-57.1

Employee’s right to certain inventions.

Any provision in an employment agreement which provides that the employees shall assign or offer to assign any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his own time without using the employer’s equipment, supplies, facility or trade secret information except for those inventions that (i) relate to the employer’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and in unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this section.

If I am employed by the Company in the State of Utah, the following provisions apply:

UTAH CODE, §§ 34-39-2, 34-39-3

34-39-2.

Definitions.

As used in this chapter:

(1)	“Employment invention” means any invention or part thereof conceived, developed, reduced to practice, or created by an employee which is:

(a)	conceived, developed, reduced to practice, or created by the employee:

(i)	within the scope of his employment;

(ii)	on his employer’s time; or

(iii)	with the aid, assistance, or use of any of his employer’s property, equipment, facilities, supplies, resources, or intellectual property;

(b)	the result of any work, services, or duties performed by an employee for his employer;

(c)	related to the industry or trade of the employer; or

(d)	related to the current or demonstrably anticipated business, research, or development of the employer.

(2)

“Intellectual property” means any and all patents, trade secrets, know-how, technology, confidential information, ideas, copyrights, trademarks, and service marks and any and all rights, applications, and registrations relating to them.

34-39-3.

Scope of act — When agreements between an employee and employer are enforceable or unenforceable with respect to employment inventions — Exceptions.

(1)

An employment agreement between an employee and his employer is not enforceable against the employee to the extent that the agreement requires the employee to assign or license, or to offer to assign or license, to the employer any right or intellectual property in or to an invention that is:

(a)	created by the employee entirely on his own time; and

(b)	not an employment invention.

(2)

An agreement between an employee and his employer may require the employee to assign or license, or to offer to assign or license, to his employer any or all of his rights and intellectual property in or to an employment invention.

(3)	Subsection (1) does not apply to:

(a)

any right, intellectual property or invention that is required by law or by contract between the employer and the United States government or a state or local government to be assigned or licensed to the United States; or

(b)	an agreement between an employee and his employer which is not an employment agreement.

(4)

Notwithstanding Subsection (1), an agreement is enforceable under Subsection (1) if the employee’s employment or continuation of employment is not conditioned on the employee’s acceptance of such agreement and the employee receives a consideration under such agreement which is not compensation for employment.

(5)

Employment of the employee or the continuation of his employment is sufficient consideration to support the enforceability of an agreement under Subsection (2) whether or not the agreement recites such consideration.

(6)	An employer may require his employees to agree to an agreement within the scope of Subsection (2) as a condition of employment or the continuation of employment.

(7)	An employer may not require his employees to agree to anything unenforceable under Subsection (1) as a condition of employment or the continuation of employment.

(8)	Nothing in this chapter invalidates or renders unenforceable any employment agreement or provisions of an employment agreement unrelated to employment inventions.

If I am employed by the Company in the State of Washington, the following provision applies:

REVISED CODE OF WASHINGTON § 49.44.140

Requiring Assignment of Employees’ Rights to Inventions – Conditions.

(1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

(2)	An employer shall not require a provision made void and unenforceable by subsection (1) of this section as a condition of employment or continuing employment.

(3)

If an employment agreement entered into after September 1, 1979, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

Exhibit B

EMPLOYEE ARBITRATION AGREEMENT

Evommune, Inc. (the “Company”), and the undersigned (“Employee”, and together with the Company, the “Parties”) hereby agree that, to the fullest extent permitted by law, any and all claims or controversies between them (or between Employee and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) relating in any manner to the employment or the termination of employment of Employee, including but not limited to the interpretation, applicability, or enforceability of this Employee Arbitration Agreement (this “Agreement”), shall be resolved by final and binding arbitration. The arbitration of any dispute is intended to facilitate a prompt, fair and efficient resolution of covered disputes. Except as specifically provided herein, any arbitration proceeding shall be conducted in accordance with the Employment Arbitration Rules and Mediation Procedures of JAMS (the “JAMS Rules”), available at https://www.jamsadr.com/rules-employment-arbitration/ or provided upon request by the Company. Claims subject to arbitration, which shall be decided exclusively by the arbitrator, include, but are not limited to, the interpretation, applicability, or enforceability of this Agreement, potential claims relating to employment and termination of employment, claims for violation of local, state or federal law, statute, regulation or ordinance or common law to the fullest extent permitted by law, whether such claims seek equitable relief, injunctive relief, damages or penalties including, but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, and the Americans with Disabilities Act (“Claims”). This Agreement pertains to all such disputes between the Parties and applies to all employment-related actions brought against any employee, officer, director, agent, benefit plan administrator, successor or assign of the Company which arise out of or relate to their actions on behalf of the Company. However, claims for unemployment compensation, workers’ compensation, claims under the National Labor Relations Act, claims related to sexual assault and sexual harassment, and other claims excluded by law shall not be subject to arbitration (the “Excluded Claims”). Nothing in this Agreement shall be interpreted to mean that Employee is precluded from filing complaints with the federal Equal Employment Opportunity Commission (or state equivalent) and National Labor Relations Board. The Parties agree that if any dispute involves both timely filed Excluded Claims and Claims subject to this Agreement, the Parties agree to bifurcate and stay for the duration of the arbitration proceedings any such Excluded Claims.

The Parties expressly intend and agree that: (a) class action and representative action procedures are hereby waived and shall not be asserted, nor will they apply, in any arbitration pursuant to this Agreement; (b) each will not assert class action or representative action claims against the other in arbitration or otherwise; and (c) the Parties shall only submit their own, individual claims in arbitration and will not seek to represent the interests of any other person. To the extent that a dispute involves both timely filed Excluded Claims and claims subject to arbitration under this Agreement, the Parties agree that the party bringing such claims will bifurcate and stay for the duration of the arbitration proceedings any such Excluded Claims.

A neutral and impartial arbitrator shall be chosen by mutual agreement of the Parties; however, if the Parties are unable to agree upon an arbitrator within a reasonable period of time, then a neutral and impartial arbitrator shall be appointed in accordance with the arbitrator nomination and selection procedure set forth in the JAMS Rules. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the state in which the Employee is employed at the time the claim arose, and only such power, and shall follow the law. The Parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue a reasoned opinion, in writing, and therein state the essential findings of fact and conclusions of law on which the decision and award, if any, is based. The arbitration proceedings will allow for reasonable discovery under the JAMS Rules, and the arbitrator selected according to this Agreement shall decide all discovery disputes. The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies that would apply if the Claims were brought in a court of law. The arbitrator shall have the authority to consider and decide pre-hearing motions, including dispositive motions. The Parties agree that the arbitration proceedings themselves will be considered confidential, and no outcome or award will be published by the arbitrator or the Parties, whether directly or through their agents. Judgment on the award may be entered in any court which would otherwise have had jurisdiction over the matter. The Parties agree that the arbitrator’s decision is final, conclusive and binding, and that they will abide by and perform any award rendered by the arbitrator.

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Either the Company or Employee may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Except as otherwise provided in this Agreement, neither Party shall initiate or prosecute any lawsuit in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of the agreement to arbitrate. All arbitration hearings under this Agreement shall be conducted in New York City, New York unless prohibited by applicable law, in which case arbitration hearings shall be conducted within 30 miles of Employee’s primary worksite. In ruling on procedural and substantive issues raised in the arbitration itself, the arbitrator shall in all cases apply the substantive law of the State of New York unless prohibited by applicable law, in which case the substantive law of the state of Employee’s primary worksite will apply. This Agreement is governed by the Federal Arbitration Act (9 U.S.C. § 1, et seq.) and relates to matters involving interstate commerce.

Nothing in this Agreement precludes a Party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim. In addition, either Party may, at its option, seek injunctive relief in a court of competent jurisdiction.

The Company shall bear the costs of the arbitrator, forum and filing fees. Each Party shall pay its own costs and attorney’s fees, unless a Party prevails on a statutory claim, and the statute provides that the prevailing Party is entitled to payment of its attorneys’ fees. In that case, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing Party as provided by law.

This Agreement is not, and shall not be construed to create, any contract of employment, express or implied. This Agreement does not alter Employee’s at-will employment status. Either Employee or the Company may terminate Employee’s employment at any time, for any reason or no reason, with or without prior notice.

If any provision of this Agreement shall be held by a court or the arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. The Parties’ obligations under this Agreement shall survive the termination of Employee’s employment with the Company and the expiration of this Agreement.

The Company and Employee understand and agree that this Arbitration Agreement contains a full and complete statement of any agreements and understandings regarding resolution of disputes between the Parties, and the Parties agree that this Arbitration Agreement supersedes all previous agreements, whether written or oral, express or implied, relating to the subjects covered in this Agreement. The Parties also agree that the terms of this Arbitration Agreement cannot be revoked or modified except in a written document signed by both Employee and the Company’s Chief Executive Officer.

THE PARTIES UNDERSTAND AND AGREE THAT THIS AGREEMENT CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS AGREEMENT. THE PARTIES AGREE THAT NONE OF THOSE CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY A JURY TRIAL.

THE PARTIES FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH THEIR LEGAL COUNSEL AND HAVE AVAILED THEMSELVES OF THAT OPPORTUNITY TO THE EXTENT THEY WISH TO DO SO.

[Signature page follows.]

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Employee:

Signature:	/s/ Eugene Bauer
Print Name:	Eugene Bauer

Date:	10/25/2024

Company:

Evommune, Inc.

Signature:	/s/ Luis Peña
Print Name:	Luis Peña
Print Title:	President and CEO

Date:	10/25/2024